UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 20, 2006
Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	0-12919 (Commission File Number)	47-0654575 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas (Address of principal executive offices)	75056 (Zip Code)
Registrant’s telephone number, including area code (469) 384-5000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On October 20, 2006, Pizza Inn, Inc. (“Pizza Inn”) and Vintage Interests, L.P. (“Vintage”) entered into a purchase and sale agreement (the “Agreement”) pursuant to which Vintage agreed to purchase from Pizza Inn for $11.5 million the real estate, corporate office building and distribution facility located at 3551 Plano Parkway, The Colony, Texas. Under the terms of the Agreement, Pizza Inn agrees to (i) assign to Vintage the three-year lease agreement for the distribution facility entered into between Pizza Inn and The SYGMA Network on August 25, 2006, and (ii) enter into a lease agreement with Vintage for the corporate office building (the “Office Lease”). The initial term of the Office Lease is ten years and the annual rent is at market rates.
     The sale is expected to close on December 19, 2006 subject to certain conditions, including satisfactory completion by Vintage of its due diligence investigation. Vintage may terminate the Agreement during the due diligence period without penalty.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.
Date: October 26, 2006	By:	/s/ Timothy P. Taft
Timothy P. Taft,
President and Chief Executive Officer